LIMITED AND TEMPORARY WAIVER AGREEMENT

Genesis Capital Advisors, LLC and its designated FINRA licensed Broker Dealer (“Genesis”) hereby provides a limited and temporary waiver with respect to the exclusivity provision in the agreement between Genesis and Premier Power Renewable Energy, Inc. (“Premier”) dated October 31, 2008 (“Genesis Agreement”), in order to allow Premier to enter into the engagement agreement and related placement agent agreement with Merriman Curhan Ford & Co. (“Merriman”) in the form attached hereto as Exhibit A (“Merriman Agreement”).  This limited and temporary waiver does not apply to any amendments, extensions or changes to any of the terms of the Merriman Agreement, and is strictly limited to the Capital Raising Transaction (as defined in the Merriman Agreement) to be placed by Merriman.  As consideration for this limited and temporary waiver, Premier shall pay Genesis a cash fee equal to $150,000 at the time capital is received by Premier.  This limited and temporary waiver shall expire upon the expiration or termination of the Merriman Agreement.  With the exception of this limited and temporary waiver, all terms of the Genesis Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of April 28, 2010.

Premier Power Renewable Energy, Inc.	Genesis Capital Advisors, LLC

By: /s/ Dean Marks	By: /s/ Charles Gilreath
Dean Marks	Charles Gilreath
President	Managing Member